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                                                                    EXHIBIT 3.32

                        THE COMMONWEALTH OF MASSACHUSETTS
                                   PAUL GUZZI
                         Secretary of the Commonwealth
                                  STATE HOUSE
                              BOSTON, MASS. 02133

                            ARTICLES OF ORGANIZATION
                              (UNDER G.C. CH. 156B)
                                  INCORPORATORS

         NAME                                        POST OFFICE ADDRESS

         Include given name in full in case of natural persons; in case of a corporation, give state of incorporation.

         Thomas J. Carens                            One Center Plaza
                                                     Boston, Massachusetts 02108

         The above-named incorporator(s) do hereby associate (themselves) with the intention of forming a corporation under the provisions of General Laws, Chapter 156B and hereby state(s):

         1.       The name by which the corporation shall be known is:

                  99 WEST, INC.

         2. The purposes for which the corporation is formed are as follows:

                  To buy, sell, prepare, and serve, on the premises or elsewhere, food and beverages, alcoholic or otherwise, of every kind and description at wholesale or retail; to provide entertainment in connection therewith; to buy, sell, improve, lease and otherwise deal in real property, to borrow and lend money; to carry on any activity necessary or incidental to the foregoing; and to carry on any business permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156-B.

NOTE: If provisions for which the space provided under Articles 2, 4, 5 and 6 is not sufficient additions should be set out on continuation sheets to be numbered 2A, 2B, etc. Indicate under each Article where the provision is set out. Continuation sheets shall be on 8 1/2 x 11 paper and must have a left hand margin 1 inch wide for binding. Only one side should be used.

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         3.       The total number of shares and the par value, if any, of each class of stock which the corporation is authorized is as follows:

                        WITHOUT PAR VALUE                       WITH PAR VALUE
                        ----------------------------------------------------------------
                                                                      PAR
CLASS OF STOCK          NUMBER OF SHARES       NUMBER OF SHARES      VALUE        AMOUNT
----------------------------------------------------------------------------------------
PREFERRED                                                                           $
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
COMMON                       12,500
----------------------------------------------------------------------------------------

         *4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

                                      NONE.

*5. The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

         Any stockholder, including the heirs, assigns, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the corporation through the Board of Directors in the manner following:

         He shall notify the directors of his desire to sell or transfer by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors (elected by the stockholders other than the one desiring to sell) shall within thirty days thereafter either accept the offer, or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.

         After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the said directors

                       SEE CONTINUATION SHEET 5A ATTACHED.

*6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholder; or of any class of stockholders:

                       SEE CONTINUATION SHEET 6A ATTACHED.

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ARTICLES OF ORGANIZATION - Continuation Sheet 5A

shall have thirty days, within which to purchase the same at such valuation, but if at the expiration of thirty days, the corporation shall not have exercised the right so to purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.

                  No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirement.

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ARTICLES OF ORGANIZATION - Continuation Sheet 6A

                  The Board of Directors of the corporation may make, amend, or repeal the by-laws of the corporation, in whole or in part, except with respect to any provision thereof which, by law, the Articles of Organization, or the By-Laws, require action exclusively by the stockholders entitled to vote thereon; but any by-law adopted by the Board of Directors may be amended or repealed by the stockholders.

                  All meetings of stockholders of the corporation may be held within the Commonwealth of Massachusetts or elsewhere within the United States. The place of such meetings shall be fixed in, or determined in the manner provided in, the by-laws.

                  Each director or officer, present or former, of the corporation or of any other corporation a majority of the stock of which is owned by the corporation, shall be indemnified by the corporation against all costs and expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been such director or officer, such expenses to include the cost of reasonable settlements (other that amounts paid to the corporation itself) made with a view to curtailing costs of litigation. The corporation shall not, however, indemnify any such director or officer with respect to matters as to which he shall be finally adjudged in any such action, suit, or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or in respect of any matter on which any settlement or compromise is effected if the total expense, including the cost of such settlement, shall substantially exceed the expense which might reasonably be incurred by such director or officer in conducting such litigation to a final conclusion. The foregoing right of indemnification shall not be exclusive of other rights to which any such director or officer may be entitled as a matter of law. In determining the reasonableness of any settlement, the judgment of the Board of Directors shall be final.

                  No contract or other transaction between this corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this corporation is or are interested in, or is a member, stockholder, director, or officer,

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ARTICLES OF ORGANIZATION - Continuation Sheet 6B

or are members, stockholders, directors, or officers of such other firm or corporation; and any director or officer or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this corporation or in which this corporation is interested, and no contract, act, or transaction of this corporation with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or directors or officer or officers of this corporation is a party or are parties to, or interested in, such contracts, acts of transaction, or in any way connected with such person or persons, firm, association or corporation, and each and every person who may become a director or officer of this corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself or any firm, association or corporation which he may be anywise interested.

                  The corporation may be a partner in any business enterprise which it would have the power to conduct itself.

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    7.      By-laws of the corporation have been duly adopted and the initial directors, president, treasurer, and clerk, whose names are set out below, have been duly elected.

    8. The effective date of organization of the corporation shall be the date of filing with the Secretary of the Commonwealth or if later date is desired, specify date (not more than 30 days after date of filing).

    9. The following information shall not for any purpose be treated as a permanent part of the Articles of Organization of the Corporation.

            a. The post office address of the initial principal officer of the corporation in Massachusetts is:

               Salem Street, Lynnfield, Massachusetts

         b. The name, residence and post office address of each of the initial directors and following officers of the corporation are as follows:

                       NAME              RESIDENCE            POST OFFICE ADDRESS
President:        Charles F. Doe,   372 Highland Avenue,      Winchester, Mass.
---------------------------------------------------------------------------------

Treasurer:        Charles F. Doe,   372 Highland Avenue,      Winchester, Mass.
---------------------------------------------------------------------------------

Clerk:            Paul J. Whitney,  8 Hawthorne Road,         Winchester, Mass.
---------------------------------------------------------------------------------

Directors:

            Charles F. Doe, 372 Highland Avenue, Winchester, Mass.

            Paul J. Whitney, 8 Hawthorne Road, Winchester, Mass.

            Theodore S. Hatch, 94 Boylston Circle, Shrewsbury, Mass.

         c. The dates initially adopted on which the corporation's fiscal years ends is:

            December 31

         d. The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is:

            Second Thursday in March

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         e. The name and business address of the resident agent, if any, of the corporation is:

            None.

         IN WITNESS WHEREOF and under the penalties of perjury the above-named INCORPORATOR(S) sign(s) these Articles of Organization this Thirteenth day of November, 1975.

                                                     /s/ Thomas J. Carens
                                             -----------------------------------
                                                     Thomas J. Careens

                                             -----------------------------------

                                             -----------------------------------

The signature of each incorporator which is not a natural person must be by an individual who shall show the capacity in which he acts and by signing shall represent under the penalties of perjury that he is duly authorized on its behalf to sign these Articles of Organization.

                        THE COMMONWEALTH OF MASSACHUSETTS

                            ARTICLES OF ORGANIZATION

                     GENERAL LAWS, CHAPTER 156B, SECTION 12

                                     I hereby certify that, upon an examination
                           of the within-written articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with and I hereby approve said articles; and the filing fee in the amount of $125.00 having been paid, said articles are deemed to have been filed with me this 14th day of November, 1975.

                  Effective date

                                            /s/ Paul Guzzi
                                            --------------------------
                                               PAUL GUZZI
                                            Secretary of the Commonwealth

                           TO BE FILLED IN  BY CORPORATION

                           PHOTO COPY OF ARTICLES OF ORGANIZATION TO BE SENT

                           TO:   Thomas J. Carens
                                 Roche, Carens & DeGiacomo
                                 One Center Plaza
                                 Boston, Massachusetts 02108 (Tel. #742-6161)

                           FILING FEE: 1/20 of 1% of the total amount of the authorized capital stock with par value, and one cent a share for all authorized shares without par value, but not less than $75. General Laws, Chapter 156B. Shares of stock with a par value of less than one dollar shall be deemed to have par value of one dollar per share.